EXHIBIT 10.1


                   Lease Termination and Release Agreement.


     Legacy Bank of Texas ("Legacy"), collateral assignee under the Assignment Rents and Leases (the "Assignment"), dated as of November 6, 2001 and signed by Legacy and C-Gate Construction, Inc. ("C-Gate") of certain rights under that Lease Agreement dated November 6, 2001, (the "Lease") between C-Gate and Integrated Performance Systems, Inc. ("IPFS"), and IPFS, tenant under the Lease, hereby agree upon the termination of the Lease and mutual release of claims upon the following terms and conditions:

     1. Effective upon timely receipt of the total payment of $500,000.00 in cash paid ("Release Price") by IPFS to Legacy, the Lease shall be terminated by Legacy and IPFS and all claims arising under the Lease shall be released by Legacy, pursuant to and to the extent of Legacy's authority to release claims and terminate (by termination, cancellation or modification) the Lease under the Assignment and the Court Order, and all claims which Legacy may have against IPFS shall become released under paragraph 7 hereof.

     2.   The Release Price shall be paid as follows:

          a. IPFS shall deposit with Legacy the sum of $100,000.00 by 5:00 p.m. on June 24, 2005 to be held in escrow ("Escrow Account") pending approval of the release of claims and termination of the Lease by the United States Bankruptcy Court for the Eastern District of Texas, Sherman Division ("Bankruptcy Court") in C-Gate's bankruptcy case ("Bankruptcy Case").

          b. Within three (3) business days after the entry of the Bankruptcy Court's order approving the release of claims and termination of the Lease, but in no event later than July 31, 2005, IPFS shall pay Legacy $400,000.00 and release all claims to the funds in the Escrow Account which shall there upon be applied by Legacy toward payment of the balance of the Release Price.

          c. Legacy shall also apply the Release Price received from IPFS hereunder toward payment of its claim against C-Gate in the Bankruptcy Case.

     3. IPFS and Legacy shall file with the Bankruptcy Court a joint motion (the "Motion") seeking the Court's authorization for either C-Gate or Legacy to agree, on behalf of the bankruptcy estate of C-Gate, to terminate the Lease and release IPFS from all claims arising under the Lease. Such approval by the Bankruptcy Court can be in the form of an approval coupled with the dismissal of the Bankruptcy Case. However, the dismissal of the Bankruptcy Case will not include the dismissal of the adversary proceeding wherein IPFS and Best Circuit Boards, Inc. are third party plaintiffs against various parties.

     4. If IPFS pays the Release Payment in full as required in this agreement, IPFS shall be allowed until the end of the day on July 31, 2005 to vacate the premises described by the Lease at no rent. Provided that IPFS provides written notice to Legacy not later than July 20, 2005, IPFS may extend the date to vacate the leased premises until the end of the day on August 31, 2005 at no rent. IPFS and Legacy (pursuant to and to the extent of its authority under the Assignment) shall abide by the following provisions of the Lease while it is in possession of the leased premises, notwithstanding termination of the Lease: 2.01, 3.04 - 3.10, Article 4 (except for 4.04), 5.01, 5.02, 5.03 Article 6, 7.02(A)(1)(2) and 7.02B,
 8.05 - 8.08, and until IPFS vacates the premises, and "Event of Default" shall mean a default that remains uncured seven (7) days after IPFS receives written notice thereof from Legacy. Legacy shall have no liability or obligation to IPFS with respect to its possession and use of the premises whatsoever at any time or under any circumstances. If IPFS does not vacate the premises by July 31, 2005 (unless extended to August 31, 2005 pursuant to this Agreement) and the Lease has been terminated, IPFS shall pay hold over rent of $1,000 a day to Legacy. Legacy and its agent may show the premises to prospective purchasers while IPFS is in possession.

     5. IPFS hereby ratifies and renews all of its obligations under the Lease and acknowledges that the Lease Modification dated as of November 1, 2004, is null and void and does not affect the obligations of IPFS under the Lease agreement. IPFS also waives any rights it may have, if any, under the Lease Modification and all defenses related thereto or arising thereunder, and agrees that the Lease is in full force and effect, unamended by the Lease Modification. The agreement in this paragraph is effective and enforceable even if the Bankruptcy Court does not grant the Motion.

     6. IPFS hereby releases Legacy, its officers, directors, shareholders, employees and attorneys, from any and all claims, actions or causes of action arising out of or related to the Lease, the Lease Modification, the Bankruptcy Case, and all other claims, actions or causes of action which IPFS may have or assert against any of the released parties, except claims arising under this Agreement; IPFS warrants and represent that it has not assigned any claim it may have against the released parties to any other person, firm or corporation. The agreement in this paragraph is effective and enforceable even if the Bankruptcy Court does not grant the Motion.

     7. Effective upon payment of the full Release Price to Legacy as herein provided, Legacy (on its behalf and pursuant to and to the extent of Legacy's authority under the Assignment and, if authorized by the Bankruptcy Court, for and on behalf of the estate of C-Gate) releases IPFS, its officers, directors, shareholders, employees and attorneys, from any and all claims, actions or causes of action arising out of or related to the Lease, the Lease Modification, the Bankruptcy Case, and all other claims, actions or causes of action which Legacy or C-Gate may have or assert against any of the released parties, except claims arising under this Agreement; Legacy warrants and represent that it has not assigned any claim it may have against the released parties to any other person, firm or corporation; provided, however, this provision shall not become effective or be enforceable unless the full Release Payment of $500,000 is paid by IPFS to Legacy as required herein. The agreement in this paragraph is effective and enforceable even if the Bankruptcy Court does not grant the Motion.

     8. If IPFS fails to pay the full $500,000 Release Payment to Legacy for any reason by July 31, 2005, Legacy may apply the $100,000 Escrow Account to the Lease obligations of IPFS and IPFS shall remain fully liable under the Lease for all payments and obligations due thereunder, un-amended by either this agreement or the Lease Modification.

     9. The agreement establishing the Escrow Account will provide that the initial payment of the Release Price of $100,000 will be held by Legacy in escrow pending the approval of this Agreement by the Bankruptcy Court. The funds may be released to Legacy by either a subsequent written consent of IPFS or an Order of the Bankruptcy Court or other Court having jurisdiction, as provided herein.

     10. IPFS and Legacy do not waive, reduce or release any claims of any kind or character (whether known or unknown, sounding in tort or contract) that IPFS and Legacy or either of them may have against C-Gate, its officers, directors, shareholders or its affiliates.


     Signed:  June 22, 2005

     Agreed and Accepted:

     /s/ Myron T. Butler
     ------------------------------------
     Legacy Bank of Texas

     By:  Myron T. Butler
          -------------------------------
     Its: Senior Vice President
          -------------------------------


     /s/ Brad J. Peters
     ------------------------------------
     Integrated Performance Systems, Inc.

     By:  Brad J. Peters
          -------------------------------
     Its: CFO
          -------------------------------